EXHIBIT 99

                     NEWS RELEASE

Contact:   Robert Kleiber                   (NASDAQ:  NLCS)
           612/829-3116                     For Immediate Release


             NATIONAL COMPUTER SYSTEMS

          TO TAKE FOURTH QUARTER CHARGE

    FOR PRODUCT DISCONTINUANCE, RESTRUCTURING



MINNEAPOLIS, MINNESOTA...January 3, 1994...National Computer Systems, Inc. (NCS) announced today that it will take a pretax charge in its fiscal fourth quarter of approximately $25 million as a result of terminating its Ultrust trust accounting software product and restructuring its Financial Systems and Education administrative software businesses. Approximately $23 million of the total charge is tied to the discontinuance of the Ultrust product and related costs including personnel reductions. The remaining $2 million of the charge is for restructuring the administrative software segment of the Education business including the closing of the Salt Lake City software development operation and the consolidation of product development activities into facilities in Mesa, Arizona.


NCS CEO Charles W. Oswald commented "The decision to terminate the Ultrust product is based on our analysis of the market's requirements for a software product of this scope. It has become apparent that Ultrust could not provide the level of customized functionality that customers in this segment of the market demand. In addition, rapid changes in technology in the largest U.S and international banks, including a shift to client/server architecture, would limit the potential for Ultrust going
forward.   The elimination of the operating losses attributable
to the Ultrust product in fiscal 1994 should dramatically improve the financial performance of the Financial Systems business."

Mr. Oswald continued "The decision to restructure the administrative software segment of our Education business resulted from a comprehensive study of the market, our products, and our sales, support, and product development methodologies. We believe that the consolidation of development operations, a product-focused sales effort and the release of our new classroom-based MicroCIMS product should have a significant positive impact on the operating performance of this critical segment of our Education business in fiscal 1994."

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